News Release Patrick Industries, Inc. Announces Three-for-Two Common Stock Split ELKHART, IN -- November 19, 2024 - Patrick Industries, Inc. (NASDAQ: PATK) (“Patrick” or the “Company”) announced today that on November 18, 2024, the Company’s Board of Directors approved a three-for-two stock split of the Company’s common stock, to be effected in the form of a stock dividend, payable as one additional share of common stock for every two shares of common stock held. Shareholders will receive cash in lieu of any fractional share of common stock that they otherwise would have been entitled to receive in connection with the split. The stock dividend is effective for shareholders of record as of the close of business on November 29, 2024 and will be payable on December 13, 2024. The Company’s stock will begin trading on a post-split basis on December 16, 2024. The split will increase the number of outstanding shares of the Company’s common stock from approximately 22.4 million to 33.6 million. As previously reported, the Company announced an increase in its quarterly cash dividend on a pre-split basis to $0.60 per share payable on December 9, 2024 to shareholders of record at the close of business on November 25, 2024. “In tandem with our recently announced increase in our quarterly cash dividend and upsize in our share repurchase authorization, the stock split is a reflection of Management’s and our Board of Directors’ confidence in the long-term growth prospects of the Company and is in alignment with driving strong liquidity for our shares in the marketplace,” said Andy Nemeth, Chief Executive Officer. “We remain focused on maximizing shareholder value through the successful execution of our strategic growth initiatives across our end markets.” About Patrick Industries, Inc. Patrick (NASDAQ: PATK) is a leading component solutions provider serving the RV, Marine, Powersports and Housing markets. Since 1959, Patrick has empowered manufacturers and outdoor enthusiasts to achieve next-level recreation experiences. Our customer-focused approach brings together design, manufacturing, distribution, and transportation in a full solutions model that defines us as a trusted partner. Patrick is home to more than 85 leading brands, all united by a commitment to quality, customer service, and innovation. Headquartered in Elkhart, IN, Patrick employs approximately 10,000 skilled team members throughout the United States. For more information on Patrick, our brands, and products, please visit www.patrickind.com.

2 Forward-Looking Statements This press release contains certain statements related to future results, our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any projections of financial performance or statements concerning expectations as to future developments should not be construed in any manner as a guarantee that such results or developments will, in fact, occur. There can be no assurance that any forward-looking statement will be realized or that actual results will not be significantly different from that set forth in such forward-looking statement. Information about certain risks that could affect our business and cause actual results to differ from those expressed or implied in the forward-looking statements are contained in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, and in the Company's Forms 10-Q for subsequent quarterly periods, which are filed with the Securities and Exchange Commission (“SEC”) and are available on the SEC’s website at www.sec.gov. Each forward-looking statement speaks only as of the date of this press release, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances occurring after the date on which it is made. Contact: Steve O'Hara Vice President of Investor Relations oharas@patrickind.com 574.294.7511